Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Place of Incorporation
Borqs International Holding Corp. (Bholding)	Cayman Islands
Borqs Technologies USA, Inc. (BTUSA)	Nevada, USA
Borqs Software Solutions Private Limited (BIN)	India
Borqs Technologies (HK) Limited (BTHK)	Hong Kong
Borqs Hong Kong Limited (BHK)	Hong Kong
Borqs KK (BKK)	Japan
Borqs Technologies, Ltd. (BTCHN)	PRC
Borqs Huzhou, Ltd. (BHZ)	PRC
Borqs Beijing Ltd. (BBJ)	PRC
Borqs Chongqing Ltd. (BCQ)	PRC
Beijing Big Cloud Century Technology Limited (BC-Tech)	PRC
Beijing Borqs Software Technology Co, Ltd. (BSW)	PRC
Beijing Big Cloud Network Technology Co., Ltd. (BC-NW)	PRC
Borqs Henan Ltd.	PRC
Borqs Capital, Inc.	British Virgin Islands